UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2008

TERCICA, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50461	26-0042539
(Commission File Number)	(IRS Employer Identification No.)

2000 Sierra Point Parkway, Suite 400

Brisbane, CA 94005

(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code: (650) 624-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2008 Base Salaries

On April 4, 2008, the Board of Directors (the "Board") of Tercica, Inc. (the "Company") approved the annual base salary for 2008, effective January 1, 2008, for the following "named executive officer" (as defined under applicable securities laws) of the Company in the amount as set forth in the table below:

Named Executive Officer	2008 Annual Salary ($)
John Scarlett Chief Executive Officer	520,000

Restricted Stock Unit Awards and Stock Option Awards

On April 4, 2008, as part of the Company's annual equity compensation grant process, the Board granted restricted stock unit awards ("RSUs") to the named executive officer, under the Company's 2004 Stock Plan, as amended (the "Plan"). On February 26, 2008, the Board of Directors of the Company (the "Board") amended the terms of the Plan to provide for the award of RSUs. Prior to such amendment, the Plan provided for the grant of restricted stock awards but not RSUs. The RSUs will be evidenced by a Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement (together, the "RSU Agreement"), which, together with the Plan, set forth the terms and conditions of the RSUs. Under the Plan and the applicable RSU Agreement, each RSU represents a right to receive one share of the Company's Common Stock (subject to adjustment for certain specified changes in the capital structure of the Company) upon the completion of a specified period of continued service. On April 4, 2008, the Board also granted stock options under the Plan to the named executive officer, which stock options carry an exercise price of $5.98 per share, the fair market value of the Company's common stock on the date of grant, and have a term of ten years.

The number of RSUs and the number of shares subject to stock options granted to the named executive officer on April 4, 2008 are set forth in the table below, along with a brief description of the vesting conditions applicable to such RSUs and stock option grants.

Named Executive Officer	Number of RSUs (#)(1)	Number of Shares Subject to Stock Options (#)(2)
John Scarlett Chief Executive Officer _______	33,500	133,000

(1)

25% of the RSUs will vest each year on the anniversary of the grant date, subject to the individual's continued service through each such date, so that the award is fully vested on the fourth anniversary of the grant date. The vesting of the RSUs is subject to acceleration as provided in the named executive officer's employment agreement with the Company.

(2)

25% of the shares subject to each stock option will vest on the anniversary of the grant date, subject to the individual's continued service through such date, and 1/48th of the shares subject to each stock option will vest on a monthly basis thereafter subject to continued service, so that each stock option will be fully vested on the fourth anniversary of the date of grant. The vesting of the stock options is subject to acceleration as provided in the named executive officer's employment agreement with the Company.

The foregoing is only a brief description of the material terms of the RSUs and the stock options granted to the named executive officer, does not purport to be complete and is qualified in its entirety by reference to the Plan, the form of RSU Agreement under the Plan and the form of Stock Option Agreement under the Plan. A copy of the form of Stock Option Agreement under the Plan was previously filed as Exhibit 10.3B to the Company's Registration Statement on Form S-1 and amendments thereto, declared effective on March 16, 2004. The Plan, as amended, and the form of RSU Agreement under the Plan will be filed as exhibits to the Company's Quarterly Report on Form 10-Q for the quarter ending March 31, 2008.

Amendment to Executive Employment Agreement

On March 25, 2008, the Compensation Committee approved an amendment to the employment agreement of the named executive officer previously entered into with the Company to provide that the vesting of the RSUs will be subject to the same change of control vesting acceleration provisions as are applicable to stock options granted to the named executive officer (the "Employment Agreement Amendment"). Accordingly, in the case of Dr. Scarlett, the Employment Agreement Amendment provides that in the event that such named executive officer is terminated without cause or terminates his own employment for good reason within 12 months following a change of control, as these terms are defined in such named executive officer's employment agreement, the vesting of all of such named executive officer's RSUs will be accelerated in full.

The foregoing is only a brief description of the material terms of the Employment Agreement Amendment, does not purport to be complete and is qualified in its entirety by reference to the form of Employment Agreement Amendment that will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ending March 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERCICA, INC.

Dated: April 8, 2008	By:	/s/ Stephen N. Rosenfield
Stephen N. Rosenfield Executive Vice President of Legal Affairs